Exhibit 12(a)

[Letterhead of Simpson Thacher & Bartlett LLP]

August 28, 2020

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as U.S. counsel to Portman Ridge Finance Corporation, a Delaware corporation (the “Acquiring Fund”), in connection with the proposed mergers of Citadel Acquisition Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”) with and into Garrison Capital Inc., a Delaware corporation (the “Acquired Fund”) (such merger, the “Merger”) and, immediately thereafter, of the Acquired Fund with and into the Acquiring Fund (the “Second Merger” and, together with the Merger, the “Mergers”), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of June 24, 2020 (the “Merger Agreement”), by and among the Acquired Fund, the Acquiring Fund, Sierra Crest Investment Management LLC, a Delaware limited liability company, and Merger Sub. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form N-14 (as amended, the “Registration Statement”) filed on the date hereof by the Acquiring Fund, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Mergers pursuant to the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of the Acquiring Fund and the Acquired Fund delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Acquiring Fund and the Acquired Fund and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Acquiring Fund and the Acquired Fund in their respective

Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Acquiring Fund and the Acquired Fund are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of the Acquiring Fund and the Acquired Fund has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement at all times up to and including the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Mergers” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion as Exhibit 12(a) to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Consequences of the Mergers”.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP